Exhibit 99.1

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2003 and 2002 and for

the Years Ended December 31, 2003, 2002 and 2001

and as of July 2, 2004 (unaudited) and for the six months

ended July 4, 2003 and July 2, 2004 (unaudited)

REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Member

of Semiconductor Components Industries, LLC

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Semiconductor Components Industries, LLC and its subsidiaries (a wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations effective January 1, 2003 and its method of accounting for goodwill and other intangible assets effective January 1, 2002.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

February 2, 2004, except for the

third paragraph of Note 2

for which the date is February 9, 2004

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

(in millions)

	December 31, 2003	December 31, 2002	July 2, 2004
			(unaudited)
ASSETS
Cash and cash equivalents	$181.7	$182.4	$246.2
Receivables, net	131.9	111.9	158.5
Inventories, net	167.6	160.0	192.5
Other current assets	23.9	36.3	25.4
Deferred income taxes	2.7	6.4	3.5

Total current assets	507.8	497.0	626.1
Property, plant and equipment, net	379.9	454.1	375.5
Deferred income taxes	1.3	—	2.0
Goodwill, net	77.3	77.3	77.3
Intangibles assets, net	—	26.7	—
Notes receivable from affiliates	—	63.3	—
Other assets	61.0	54.0	38.2

Total assets	$1,027.3	$1,172.4	$1,119.1

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Accounts payable	$104.4	$67.2	$115.9
Accrued expenses	88.8	99.9	106.8
Due to affiliates, net	12.4	0.2	6.4
Income taxes payable	1.7	1.9	3.2
Accrued interest	25.3	43.6	10.1
Deferred income on sales to distributors	66.2	70.8	98.7
Current portion of long-term debt	6.6	9.3	42.2

Total current liabilities	305.4	292.9	383.3
Long-term debt	1,228.3	1,393.9	806.2
Other long-term liabilities	58.2	67.0	57.9
Deferred income taxes	—	2.2	—

Total liabilities	1,591.9	1,756.0	1,247.4

Commitments and contingencies (See Note 14)	—	—	—

Minority interests in consolidated subsidiaries	0.5	4.1	0.4

Contributed capital	1,029.6	865.7	1,515.4
Accumulated other comprehensive loss	(4.4)	(34.3)	(1.6)
Accumulated deficit	(1,590.3)	(1,419.1)	(1,642.5)

Total member’s equity (deficit)	(565.1)	(587.7)	(128.7)

Total liabilities and member’s equity (deficit)	$1,027.3	$1,172.4	$1,119.1

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions)

	Year Ended			Six Months Ended
	2003	2002	2001	July 2, 2004	July 4, 2003
				(unaudited)	(unaudited)
	(In millions)
Revenues	$1,060.9	$1,084.5	$1,214.6	$636.8	$520.9
Cost of sales	770.9	798.9	1,000.5	432.8	377.4

Gross profit	290.0	285.6	214.1	204.0	143.5

Operating expenses:
Research and development	85.5	81.5	94.5	48.5	41.5
Selling and marketing	63.0	61.2	74.8	38.3	31.7
General and administrative	60.6	88.4	115.6	35.5	38.3
Amortization of goodwill and intangibles	5.9	11.9	22.6	—	5.9
Restructuring, asset impairments and other, net	61.2	27.7	150.4	14.0	34.6

Total operating expenses	276.2	270.7	457.9	136.3	152.0

Operating income (loss)	13.8	14.9	(243.8)	67.7	(8.5)
Interest expense	(150.5)	(151.7)	(142.4)	(56.8)	(76.6)
Interest income	4.1	5.9	8.9	1.0	1.2
Realized and unrealized foreign currency gains or losses	(4.6)	(0.2)	(1.2)	(0.7)	1.8
Loss on debt prepayment	(7.7)	(6.5)	—	(60.4)	(3.5)

Loss before income taxes, minority interests and cumulative effect of accounting change	(144.9)	(137.6)	(378.5)	(49.2)	(85.6)
Income tax provision	(6.8)	(8.8)	(342.3)	(2.9)	(4.0)
Minority interests	2.0	—	2.1	(0.1)	1.1

Loss before cumulative effect of accounting change	(149.7)	(146.4)	(718.7)	(52.2)	(88.5)
Cumulative effect of accounting change (net of income taxes of $0 in 2003 and $38.8 in 2001)	(21.5)	—	(116.4)	—	(21.5)

Net loss	$(171.2)	$(146.4)	$(835.1)	$(52.2)	$(110.0)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY (DEFICIT)

(in millions)

	Contributed Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance at December 31, 2000	732.1	(0.7)	(437.6)	293.8
Net capital contributions from Member	130.5			130.5
Comprehensive income (loss):
Net loss	—	—	(835.1)	(835.1)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(3.9)	—	(3.9)
Additional minimum pension liability	—	(13.5)	—	(13.5)
Cumulative effect of accounting change	—	(5.7)	—	(5.7)
Effects of cash flow hedges	—	(9.0)	—	(9.0)

Other comprehensive loss		(32.1)		(32.1)

Comprehensive loss		—		(867.2)

Balance at December 31, 2001	862.6	(32.8)	(1,272.7)	(442.9)
Net capital contributions from Member	3.1			3.1
Comprehensive income (loss), net of tax:
Net loss	—	—	(146.4)	(146.4)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	2.3	—	2.3
Additional minimum pension liability	—	(5.8)	—	(5.8)
Unrealized losses on deferred compensation plan investments	—	(0.6)	—	(0.6)
Effects of cash flow hedges	—	2.6	—	2.6

Other comprehensive loss		(1.5)		(1.5)

Comprehensive loss		—		(147.9)

Balance at December 31, 2002	865.7	(34.3)	(1,419.1)	(587.7)
Net capital contributions from Member	163.9			163.9
Comprehensive income (loss), net of tax:
Net loss	—	—	(171.2)	(171.2)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	2.5	—	2.5
Additional minimum pension liability	—	19.6	—	19.6
Unrealized losses on deferred compensation plan investments	—	(0.2)	—	(0.2)
Effects of cash flow hedges	—	8.0	—	8.0

Other comprehensive loss		29.9		29.9

Comprehensive loss		—		(141.3)

Balance at December 31, 2003	$1,029.6	$(4.4)	$(1,590.3)	$(565.1)
Net capital contributions from Member	485.8			485.8
Comprehensive income (loss), net of tax:
Net loss	—	—	(52.2)	(52.2)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(0.2)	—	(0.2)
Effects of cash flow hedges	—	3.0	—	3.0

Other comprehensive loss		2.8		2.8

Comprehensive loss				(49.4)

Balance at July 2, 2004 (unaudited)	$1,515.4	$(1.6)	$(1,642.5)	$(128.7)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Year Ended December 31,			Six Months Ended
	2003	2002	2001	July 2, 2004	July 4, 2003
				(unaudited)	(unaudited)
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(171.2)	$(146.4)	$(835.1)	$(52.2)	$(110.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	111.1	133.4	165.8	43.2	64.2
(Gain) loss on sale of fixed assets	(2.6)	(1.0)	(1.4)	12.2	1.4
Loss on debt prepayment	7.7	6.5	—	60.4	3.5
Cumulative effect of accounting change	21.5	—	155.2	—	21.5
Amortization of debt issuance costs and debt discount	8.7	8.1	6.0	3.4	4.6
Provision for excess inventories	13.0	12.1	50.9	1.6	6.3
Non-cash impairment of property, plant and equipment	30.7	12.4	56.2	—	10.5
Non-cash interest on junior subordinated note payable to Motorola	13.0	11.7	10.7	7.0	6.5
Non-cash writedown of other long-lived assets	25.6	—	—	—	21.3
Stock compensation expense	0.1	4.5	5.0	—	0.1
Deferred income taxes	0.2	7.8	317.0	(1.5)	(2.5)
Other	(0.4)	0.8	(1.6)	1.8	(0.2)
Changes in assets and liabilities:				—	—
Receivables	(20.1)	22.7	135.4	(26.6)	(12.1)
Inventories	(20.5)	11.9	23.1	(26.5)	(16.9)
Other assets	4.6	6.5	(1.7)	5.4	19.4
Accounts payable	36.9	(38.6)	(56.6)	11.6	37.2
Accrued expenses	(15.8)	(8.1)	(51.5)	21.3	(15.8)
Due to and due from affiliates	12.2	4.8	(11.9)	(6.0)	15.2
Income taxes payables	(0.2)	(11.3)	(19.9)	1.5	14.9
Accrued interest	(18.3)	19.2	(4.5)	(15.2)	(15.7)
Deferred income on sales to distributors	(4.6)	(28.6)	(82.8)	32.5	(6.5)
Other long-term liabilities	(1.4)	2.1	3.6	(0.3)	(26.0)

Net cash provided by (used in) operating activities	30.2	30.5	(138.1)	73.6	20.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(56.1)	(26.5)	(117.9)	(46.0)	(23.7)
Deposits for purchases of property, plant and equipment	(6.8)	—	—	—	—
Acquistion of minority interests	(1.8)	—	(0.1)	—	(1.8)
Purchase of a affiliated company from Member	(18.5)	—	(0.5)	—	—
Loans to affiliates	—	—	(5.0)	—	—
Proceeds from repayment of loans to affiliates	63.3	—	—	—	—
Proceeds from sales of property, plant and equipment	13.2	4.5	13.8	3.8	—

Net cash used in investing activities	(6.7)	(22.0)	(109.7)	(42.2)	(25.5)

Cash flows from financing activities:
Net capital contributions from Member	182.1	2.7	125.5	485.8	0.7
Proceeds from debt issuance	290.4	290.7	—	—	190.9
Proceeds from senior credit facilities and other borrowings	—	—	125.0	—	—
Payment of capital lease obligation	—	(1.1)	(1.9)	(4.2)	—
Payment of debt issuance costs	(15.3)	(12.1)	(5.1)	(1.7)	(10.6)
Repayment of senior credit facilities, including prepayment penalty in 2000	(482.7)	(287.1)	(5.6)	—	—
Dividend to minority shareholder of consolidated subsidiary	—	—	—	(2.1)	—
Redemption premium on repayment of long-term debt	—	—	—	(41.9)	—
Repayment of long-term debt	—	—	—	(402.5)	(180.9)

Net cash provided by (used in) financing activities	(25.5)	(6.9)	237.9	33.4	0.1

Effect of exchange rate changes on cash and cash equivalents	1.3	1.0	0.8	(0.3)	0.4

Net increase (decrease) in cash and cash equivalents	(0.7)	2.6	(9.1)	64.5	(4.1)
Cash and cash equivalents, beginning of period	182.4	179.8	188.9	181.7	182.4

Cash and cash equivalents, end of period	$181.7	$182.4	$179.8	$246.2	$178.3

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Background and Basis of Presentation

Semiconductor Components Industries, LLC (“SCI LLC” or the “Company”) is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). The Company is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

In the fourth quarter of 2003, ON Semiconductor transferred the ownership of a majority-owned subsidiary to the Company in exchange for $18.5 million in cash. The transaction was accounted for as the combination of companies under common control and has been reflected in the accompanying consolidated financial statements retroactively on a historical cost basis.

The book value of the net assets transferred was $2.4 million. The excess of the purchase price over the historical cost of the net assets acquired of $16.1 million has been reflected as a distribution to ON Semiconductor in the accompanying consolidated financial statements. Concurrent with this transaction, ON Semiconductor made a capital contribution to the Company equal to the amount of the purchase price.

The accompanying unaudited financial statements as of July 2, 2004 and for the six months ended July 2, 2004 and July 4, 2003, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited. Such financial information should be read in conjunction with the consolidated financial statements and related notes thereto as of December 31, 2003 and for the year then ended included in the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2003.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, and deferred tax assets; accruals for customer incentives, warranties, and restructuring charges, inventory writedowns and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates. Certain prior period amounts have been revised to conform to the current period presentation. These changes had no impact on previously reported net loss or stockholders’ deficit.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2:  Liquidity

During the quarter and six months ended July 2, 2004, ON Semiconductor incurred a net loss of $3.5 million and $51.1 million, respectively, compared to a net loss of $57.5 million and $108.0 million, respectively, for the quarter and six months ended July 4, 2003. ON Semiconductor’s net loss included net charges from restructuring, asset impairments and other, net of $0.9 million and $14.0 million, respectively for the quarter and six months ended July 2, 2004 as compared to $34.6 million for the quarter and six months ended July 4, 2003. ON Semiconductor’s net loss for the quarter and six months ended July 2, 2004 also included charges of $27.4 million and $60.4 million, respectively, for loss on debt prepayment as compared to charges of $3.5 million for the six months ended July 4, 2003. ON Semiconductor’s net loss for the six months ended July 4, 2003 included a charge of $21.5 million relating to a change in accounting principle described in Note 3. Net cash provided by operating activities was $52.9 million and $85.7 million for the quarter and six months ended July 2, 2004, respectively, as compared to net cash provided by operating activities of $12.1 million and $16.7 million for the quarter and six months ended July 4, 2003, respectively.

At July 2, 2004, ON Semiconductor had $257.7 million in cash and cash equivalents, net working capital of $253.8 million, term and revolving debt of $1,174.0 million in the aggregate and a stockholders’ deficit of $466.9 million. ON Semiconductor’s long-term debt includes $320.2 million (net of discount) under its senior bank facilities; $124.9 million (net of discount) of its 12% first-lien senior secured notes due 2010; $190.6 million (net of discount) of its 13% second-lien senior secured notes due 2008; $34.2 million of its 12% senior subordinated notes due 2009; $260.0 million of its zero coupon convertible senior subordinated notes due 2024; $146.9 million under its 10% junior subordinated note due 2011; $22.4 million under a note payable to a Japanese bank due 2010; $65.6 million under loan facilities with Chinese banks; and $9.2 million of capital lease obligations. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of July 2, 2004 and expects to remain in compliance over the next twelve months.

During the year ended December 31, 2003, ON Semiconductor incurred a net loss of $166.7 million compared to net losses of $141.9 and $831.4 million in 2002 and 2001, respectively. ON Semiconductor’s net results included restructuring, asset impairments and other, net of $61.2 million, $27.7 million and $150.4 million in 2003, 2002 and 2001, respectively, as well as interest expense of $151.1, $152.5 million and $143.6 million, respectively. ON Semiconductor’s operating activities provided cash of $45.7 million in 2003 and $46.4 million in 2002 and used cash of $116.4 million in 2001.

At December 31, 2003, ON Semiconductor had $186.6 million in cash and cash equivalents, net working capital of $212.5 million, term or revolving debt of $1,302.9 million and a stockholders’ deficit of $644.6 million. ON Semiconductor’s long-term debt includes $320.1 million under its senior bank facilities; $191.6 million (net of discount) of its 13% senior secured notes due 2010; $292.6 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $139.9 million under a 10% junior subordinated note payable to Motorola due 2011; $48.0 million under a loan facility with a Chinese bank due 2013; $24.3 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank due 2007; and $6.4 million under a capital lease obligations. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements at December 31, 2003 and expects to remain in compliance over the next twelve months.

In February 2004, ON Semiconductor completed a public offering of common stock resulting in net proceeds of $226.7 million, after deducting the underwriting discount of $10.8 million ($0.3141 per share) and estimated offering expenses of $2.4 million, which includes $1.3 million that were unpaid as of July 2, 2004 and $0.3 million of bank amendment fees that were paid as of July 2, 2004. The net proceeds were used to redeem

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$70.0 million principal amount of the ON Semiconductor’s 13% senior secured notes due 2010 and $105.0 million principal amount of the 12% senior secured notes due 2008 at a redemption price of 112% of the principal amount of such notes. The remaining proceeds were used for general corporate purposes.

In April 2004, ON Semiconductor commenced a cash tender offer for all of its outstanding 12% Senior Subordinated Notes due 2009. ON Semiconductor redeemed $225.8 million as of July 2, 2004, and redeemed the remaining $34.2 million outstanding principal amount of senior subordinated notes on August 2, 2004 at 106% of par value, using cash and cash equivalents. In order to finance the cash tender offer, ON Semiconductor issued $260.0 million of zero coupon convertible senior subordinated notes due 2024 and cash on hand. The notes do not bear cash interest, nor does the principal amount accrete. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by certain existing and future subsidiaries of ON Semiconductor.

ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through July 2, 2005. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3:  Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis as the Company does not exercise significant influence. All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months. These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in ON Semiconductor’s April 2000 acquisition of Cherry Semiconductor Corporation (Cherry). The Cherry goodwill was being amortized on a straight-line basis over its estimated useful life of ten years until January 1, 2002 when the Company adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” The Company also acquired another intangible asset in the Cherry acquisition that until July 5, 2003 was being amortized on a straight-line basis over its estimated useful life. In the second quarter of 2003, that intangible asset was determined to be impaired and was written-off. See Note 5 “Restructuring, Asset Impairments and Other, net”.

Under SFAS 142, goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company performs its annual impairment analysis as of the first day of the fourth quarter of each year.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the terms of the underlying agreements using the effective interest method. Upon prepayment of debt, the related unamortized debt issuance costs are charged to expense. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets. Capitalized debt issuance costs totaled $34.7 million and $33.7 million at December 31, 2003 and 2002, respectively.

Revenue Recognition

The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net loss for the years ended December 31, 2003, 2002, and 2001 and the six months ended July 4, 2003 and July 2, 2004 would have been increased to the pro forma amounts indicated below (in millions):

	Year ended December 31,			Six Months Ended
	2003	2002	2001	July 2, 2004	July 4, 2003
				(unaudited)	(unaudited)
Net loss, as reported	$(171.2)	$(146.4)	$(835.1)	$(52.2)	$(110.0)
Add: Stock-based employee compensation expense included in report net loss, net of related tax effects	0.1	4.5	3.7	—	—
Less: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(14.8)	(13.9)	(17.9)	(11.8)	(7.2)

Pro-forma net loss	(185.9)	(155.8)	(849.3)	(64.0)	(117.2)

The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the ON Semiconductor 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

				Six Months Ended
Employee Stock Options	2003	2002	2001	July 2, 2004	July 4, 2003
				(unaudited)	(unaudited)
Expected life (in years)	5	5	5	5	5
Risk-free interest rate	3.07%	4.09%	4.82%	3.27%	3.03%
Volatility	0.78	0.70	0.70	0.70	0.70

				Six Months Ended
Employee Stock Purchase Plan	2003	2002	2001	July 2, 2004	July 4, 2003
				(unaudited)	(unaudited)
Expected life (in years)	0.25	0.25	0.25	0.25	0.25
Risk-free interest rate	1.07%	1.71%	4.26%	0.94%	1.17%
Volatility	0.83	0.70	0.70	0.63	0.70

The weighted-average estimated fair value of employee stock options granted during 2003, 2002 and 2001 was $1.50, $1.85 and $3.25 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2003, 2002 and 2001 was $0.62, $0.60 and $1.24, respectively.

The weighted-average estimated fair value of employee stock options granted during the first six months of 2004 and 2003 was $4.11 and $0.77 per share, respectively. The weighted-average estimated fair value of the discount on shares sold under the 2000 Employee Stock Purchase Plan during the first six months of 2004 and 2003 was $1.81 and $0.32 per share, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s domestic deferred tax assets and a portion of the Company’s foreign deferred tax assets. Additionally, throughout 2002 and 2003, no incremental domestic deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

Most of the Company’s foreign subsidiaries conduct business primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within member’s equity (deficit).

Defined Benefit Plans

The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increases for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. As described in Note 4, “Accounting Changes”, the Company changed its method of accounting for net unrecognized actuarial gains or losses relating to its defined benefit pension obligations effective January 1, 2003.

Contingencies

The Company is involved in a variety of legal matters that arise in the normal course of business. Based on information available, management evaluates the relevant range and likelihood of potential outcomes. In accordance with SFAS No. 5, “Accounting for Contingencies”, management records the appropriate liability when the amount is deemed probable and estimable.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No 149 amends and clarifies the accounting guidance on derivative instruments

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not impact the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer that must be classified as liabilities and carried at liquidation value. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares. The Company’s adoption of the other provisions of SFAS No. 150 at the beginning of the third quarter of 2003 did not impact its financial condition or results of operations.

In the second quarter of 2003, the Company adopted FASB Interpretation No. 46 (“FIN No. 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN No. 46 requires that certain variable interest entities (VIE’s) be consolidated by the primary beneficiary, as that term is defined in FIN No. 46. The adoption of FIN No. 46 did not impact the Company’s financial condition or results of operations.

In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”. SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, which also requires new disclosures for interim periods beginning after December 15, 2003, is effective for fiscal years ending after December 15, 2003 except for certain disclosures associated with foreign plans which are required for years ended after June 15, 2004. The Company adopted this Statement for the year ended December 31, 2003 and has included the required disclosures in Note 10 “Employee Benefit Plans”.

In March 2004, the Emerging Issues Task Force (“EITF”) reached final consensuses on Issue 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (“Issue 03-6”). Issue 03-6 addresses the computation of earnings per share by companies that have issued securities other than common stock and such securities entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share. The Company does not expect the adoption of Issue 03-6 to impact its financial condition or results of operations.

Note 4:  Accounting Changes

Defined Benefit Pension Obligations

The Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations. Historically, the Company amortized such net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. The Company will no longer defer actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The impact of this change for periods prior to January 1, 2003 was a charge of $21.5 million, both before and after income taxes, and has been reflected as the cumulative effect of a change in accounting principle in the Company’s consolidated statement of operations for the year ended December 31, 2003. The effect of the change on the year ended December 31, 2003 was to decrease the loss before cumulative effect of accounting change by $5.5 million, both before and after income taxes, and to increase the net loss by $16.0 million, both before and after income taxes. Absent the accounting change, the $21.5 million of net unrecognized actuarial losses at December 31, 2002 would have been recognized as an operating expense in future periods.

The estimated pro forma effects of the accounting change on the Company’s results of operations for the years ended December 31, 2002 and 2001 were as follows (in millions):

	Year Ended December 31,
	2002	2001
As reported:
Net loss before cumulative effect of accounting change	$(146.4)	$(718.7)
Net loss	$(146.4)	$(835.1)
Pro forma amounts reflecting the accounting change applied retroactively:
Net loss before cumulative effect of accounting change	$(150.8)	$(728.9)
Net loss	$(150.8)	$(845.3)

Goodwill and Other Intangible Assets

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 142 prohibits the amortization of goodwill and indefinite-lived intangible assets and requires that such assets be tested for impairment on an annual basis or whenever events or circumstances indicate that the related carrying value may be impaired, requires that reporting units be identified for the purpose of assessing potential future impairments of goodwill, and removes the forty-year limitation on the amortization period of intangible assets that have finite lives.

The Company’s goodwill at January 1, 2002 totaled $77.3 million and related to the acquisition of Cherry in April 2000. As a result of the adoption of SFAS No. 142, the Company discontinued amortization of the Cherry goodwill at the beginning of 2002. The Company has no other indefinite-lived intangible assets.

The following table, with comparable actual amounts for the year ended December 31, 2001, sets forth the pro forma effects on net loss assuming that the Company had adopted the provisions of SFAS No. 142 as of January 1, 2001:

	As reported 2001	Pro forma 2001
Reported net loss before cumulative effect of accounting change	$(718.7)	$(718.7)

Add back: Goodwill amortization, net of tax		10.7

Pro forma net loss before cumulative effect of accounting change		$(708.0)

Reported net loss	$(835.1)	$(835.1)

Add back: Goodwill amortization, net of tax		10.7

Pro forma net loss		$(824.4)

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

Sales are made to distributors under agreements that allow certain rights of return and price protection on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from distributors on unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions.

The impact of the accounting change for periods prior to 2001 was a charge of $155.2 million ($116.4 million, net of income taxes) and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations in 2001. The accounting change resulted in an increase in revenues of $116.6 million and a reduction in net loss of $53.1 million for the year ended December 31, 2001.

Derivatives Instruments and Hedging Activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

Upon adoption, the Company recorded a charge of approximately $5.7 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.2 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities.

The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5:  Restructuring, Asset Impairments and Other, Net

The activity related to the Company’s restructuring, asset impairments and other, net is as follows (in millions):

	Reserve Balance at December 31, 2003	2004 Charges	2004 Usage	2004 Adjustments	Reserve Balance at July 2, 2004
June 2004
Cash employee separation charges	$—	$1.5	$—	$—	$1.5

March 2004
Cash employee separation charges	—	0.3	(0.2)	—	0.1
Cash exit costs	—	0.1	(0.1)	—	—
Loss on sale of fixed assets	—	12.0	(12.0)	—	—

	—				0.1

December 2003
Cash employee separation charges	5.2	1.3	(1.5)	—	5.0
Cash exit costs	0.4	0.2	(0.3)	—	0.3

	5.6				5.3

September 2003
Cash employee separation charges	0.5	—	(0.4)	—	0.1

December 2002
Cash employee separations charges	3.1	—	(1.3)	(1.2)	0.6
Cash exit costs	0.7	—	(0.1)	(0.4)	0.2

	3.8				0.8

June 2002
Cash exit costs	2.5	—	—	—	2.5

March 2002
Cash employee separations charges	0.3	—	(0.1)	—	0.2

June 2001
Cash exit costs	0.4	—	—	—	0.4

	$13.1	$15.4	$(16.0)	$(1.6)	$10.9

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Reserve Balance at December 31, 2002	2003 Charges	2003 Usage	2003 Adjustments	Reserve Balance at December 31, 2003
December 2003
Cash employee separation charges	$—	$5.2	—	—	$5.2
Cash exit costs	—	0.4	—	—	0.4
Non-cash impairment of property, plant and equipment	—	20.2	(20.2)	—	—
Write-down of long-term receivable and investment	—	4.3	(4.3)	—	—

	$—				5.6

September 2003
Cash employee separation charges	—	1.4	(0.9)	—	0.5

June 2003
Cash employee separation charges	—	0.4	(0.4)	—	—
Cash exit costs	—	1.4	(1.4)	—	—
Non-cash impairment of property, plant and equipment	—	10.5	(10.5)	—	—
Non-cash impairment of intangible asset	—	20.8	(20.8)	—	—
Write down of investment	—	0.5	(0.5)	—	—

	—				—

December 2002
Cash employee separation charges	9.9	—	(6.7)	(0.1)	3.1
Cash exit costs	1.8	—	(1.1)	—	0.7

	11.7				3.8

June 2002
Cash employee separation charges	0.4	—	(0.4)	—	—
Cash exit costs	1.5	—	—	1.0	2.5

	1.9				2.5

March 2002
Cash employee separation charges	3.0	—	(2.8)	0.1	0.3

December 2001
Cash employee separation charges	0.1	—	—	(0.1)	—

June 2001
Cash exit costs	2.8	—	(2.2)	(0.2)	0.4

	$19.5	$65.1	$(72.2)	$0.7	$13.1

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Reserve Balance at December 31, 2001	2002 Charges	2002 Usage	2002 Adjustments	Reserve Balance at December 31, 2002
December 2002
Cash employee separations charges	$—	$10.1	$(0.2)	$—	$9.9
Cash exit costs	—	1.8	—	—	1.8
Non-cash impairment of property, plant and equipment		1.0	(1.0)	—	—

	—				11.7

June 2002
Cash employee separations charges	—	2.9	(2.5)	—	0.4
Cash exit costs	—	2.8	(1.3)	—	1.5
Non-cash impairment of property, plant and equipment	—	8.4	(8.4)	—	—
Non-cash stock compensation charges	—	1.0	(1.0)	—	—

	—				1.9

March 2002
Cash employee separations charges	—	7.0	(4.3)	0.3	3.0
Non-cash stock compensation charges	—	0.2	(0.2)	—	—

	—				3.0

December 2001
Cash employee separations charges	2.2	—	(2.1)	—	0.1

June 2001
Cash employee separations charges	6.8	—	(5.7)	(1.1)	—
Cash exit costs	10.0	—	(8.1)	0.9	2.8

	16.8				2.8

March 2001
Cash employee separations charges	0.8	—	(0.7)	(0.1)	—

	$19.8	$35.2	$(35.5)	$(0.0)	$19.5

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Reserve Balance at December 31, 2000	2001 Charges	2001 Usage	Reserve Balance at December 31, 2001
Prior restructuring programs	$0.7	$—	$(0.7)	$—

December 2001
Cash employee separations charges	—	4.0	(1.8)	2.2
Non-cash impairment of property, plant and equipment	—	11.1	(11.1)	—
Non-cash stock compensation and pension charges	—	1.5	(1.5)	—

	—			2.2

June 2001
Cash employee separations charges	—	36.4	(29.6)	6.8
Cash exit costs	—	10.0	—	10.0
Non-cash impairment of property, plant and equipment	—	42.2	(42.2)	—
Non-cash stock compensation and pension charges	—	7.2	(7.2)	—

	—			16.8

March 2001
Cash employee separations charges	—	31.3	(30.5)	0.8
Non-cash impairment of property, plant and equipment	—	2.9	(2.9)	—

	—			0.8

	$0.7	$146.6	$(127.5)	$19.8

As of July 2, 2004, the $10.9 million reserve balance was comprised of $7.5 million of employee severance charges and $3.4 million of exit costs, which consisted of $2.5 million in contract termination charges and $0.9 million of facility closure and lease termination charges. A reconciliation of the activity in the tables above to the “Restructuring, asset impairments and other, net” caption on the statement of operations for the years ended December 31, 2003, 2002 and 2001 and for the quarter and six months ended July 2, 2004, follows (in millions):

2003
2003 Charges	$65.1
Less: Adjustments to prior year charges	0.7
Less: Gain on sale of Guadalajara facility*	(4.6)

$61.2

2002
2002 Charges	$35.2
Plus: Charges related to Guadalajara (June 2001) and France (March 2002)	1.9
Less: Reserves released during the period	(1.9)
Plus: Charges related to the termination of executive officers (December 2002)*	4.9
Less: Motorola settlement gain*	(12.4)

$27.7

2001
2001 Charges	$146.6
Plus: Charges related to the termination of an executive officer ( March 2001)*	3.8

$150.4

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Quarter Ended April 2, 2004	Quarter Ended July 2, 2004	Six Months Ended July 2, 2004
2004 Charges	$13.1	$2.3	$15.4
Plus: Charges related to the termination of an executive officer (June 2004)	—	0.2	0.2
Less: Adjustments to prior year charges	—	(1.6)	(1.6)

	$13.1	$0.9	$14.0

*	Not included in above tables

June 2004

In June 2004, the Company recorded $2.3 million in restructuring, asset impairment and other, net charges, which includes $2.1 million of employee separation charges and $0.2 million of exit costs.

The employee separation charges of $2.1 million include $1.5 million for the termination of approximately 190 additional employees at Roznov, Czech Republic due to the previously announced transfer of the Company’s back-end manufacturing lines in Roznov to Malaysia and the Philippines. All terminations and associated severance payments related to these charges are expected to be completed by the first quarter of 2005.

The remaining $0.6 million of employee separation charges relates to the previously announced shutdown of the Company’s back-end manufacturing lines in Roznov. This amount represents a portion of the total severance benefits for approximately 460 employees. The Company previously recorded a similar charge of $0.5 million in the fourth quarter of 2003 and $0.7 million in the first quarter of 2004, and management estimates that additional severance charges of approximately $0.3 million related to such shutdown will be recognized ratably throughout the remainder of 2004.

Included in the $0.2 million of exit costs is $0.1 million related to certain exit activities that were completed in connection with the previously announced shutdown of manufacturing operations in East Greenwich, Rhode Island. The remaining $0.1 million of exit costs relate to the information technology (“IT”) outsourcing agreement announced in March 2004.

Also in June 2004, the Company recorded a $0.2 million charge to cover costs associated with the separation of one of the Company’s executive officers. All payments related to this charge have been completed.

The Company does not expect any additional charges related to the June 2004 restructuring activity.

March 2004

In March 2004, the Company recorded $13.1 million in restructuring, asset impairment and other, net charges. These charges included $12.0 million of loss on sale of fixed assets, $1.0 million to cover employee separation costs and $0.1 million of exit costs.

At the end of the first quarter of 2004, the Company entered into a five-year agreement with respect to the outsourcing of information technology (“IT”) infrastructure, messaging, data center network, help desk and onsite management services. As part of the agreement, the Company sold certain system software modules, licenses and hardware for $3.8 million, which had a net book value of $15.8 million prior to the sale, resulting in a loss on sale of fixed assets of $12.0 million. The Company then leased back such system software modules and associated hardware and leased certain new hardware.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the new IT outsourcing agreement, the Company plans to reduce its current IT staffing levels. In connection with this reduction, the Company recorded a $0.3 million severance charge related to the termination of 12 employees in the United States. All terminations and associated severance payments related to these charges are expected to be completed by the fourth quarter of 2004.

The remaining $0.7 million of employee separation costs relates to the previously announced shutdown of the Company’s back-end manufacturing lines in Roznov, Czech Republic.

The $0.1 million of exit costs relate to certain exit activities that were completed in connection with previously announced shutdown of manufacturing operations in East Greenwich, Rhode Island.

The Company does not expect any additional charges related to the March 2004 restructuring activity.

December 2003

The remaining restructuring reserve of $5.3 million at July 2, 2004 is comprised of $5.0 million of employee separation costs and $0.3 million related to lease termination and other exit costs.

The employee separation charges include $3.6 million for approximately 325 employees in connection with the East Greenwhich shutdown and $1.1 million for approximately 460 employees in connection with the shutdown of the Company’s back-end manufacturing lines in Roznov, Czech Republic. The Company expects to incur additional severance charges of approximately $0.3 million related to Roznov that will be recognized ratably throughout the remainder of 2004 as discussed in connection with the June 2004 activity. The remaining $0.3 million of employee separation charges relates to severance benefits for four employees in general and administrative functions in Europe. All terminations and associated severance payments are expected to be completed by the third quarter of 2005.

The $0.3 million of lease termination and other exit costs are in connection with the East Greenwhich shutdown. The Company expects to incur additional exit costs of approximately $0.1 million to $0.2 million each quarter through the remainder of 2004.

As discussed above, an additional $0.6 million of employee separation charges in the second quarter of 2004 and $0.7 million of employee separation charges in the first quarter of 2004 relate to the shutdown of the Company’s back-end manufacturing lines in Roznov, Czech Republic as well as $0.1 million of exit costs in the second quarter of 2004 and $0.1 million of exit costs in the first quarter of 2004 for certain activities in connection with the shutdown of the East Greenwich facility.

In December 2003, the Company recorded $30.1 million in restructuring, asset impairment and other charges. These charges included $5.2 million to cover employee separation costs, $0.4 million of lease and contract termination exit costs and $20.2 million of asset impairments associated with the Company’s restructuring programs, and $4.3 million of other charges associated with the write-down of certain other assets. The Company also recorded a $0.2 million reversal of amounts previously recorded in connection with the Company’s June 2001 and December 2002 restructuring programs described below.

The employee separation costs of $5.2 million reflect the phase-out of manufacturing operations of the Company’s East Greenwich, Rhode Island facility, the shutdown of the Company’s back-end manufacturing lines in Roznov, Czech Republic, and further reductions in general and administrative staffing levels in the United States and Western Europe. The employee separation charges for East Greenwich totaled $3.8 million for approximately 325 employees. The Czech Republic employee separation charge of $0.5 million represents a portion of the total severance charges for approximately 460 employees. The additional severance cost of approximately $1.6 related to the Czech Republic will be recognized ratably over 2004. The remaining $0.9 million charge relates to severance benefits for

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately 10 employees in general and administrative functions in the United States and Europe. All terminations and associated severance payments related to this charge are expected to be completed by the second quarter of 2005.

The lease and contract termination costs of $0.4 million reflect costs incurred in connection with the consolidation of sales, distribution and administrative facilities in North America.

The $20.2 million of asset impairments include $15.3 million associated with the East Greenwich, Rhode Island facility and $4.9 million associated with the closure of the back-end manufacturing lines in Roznov, Czech Republic. The Company measured the amount of each asset impairment by comparing the carrying values of the respective assets to their related estimated fair values. The Company estimated future net cash flows for the period of continuing manufacturing activities (December 2004 for East Greenwich and Roznov) for each group of assets using price, volume, cost and salvage value assumptions that management considered reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value.

The $4.3 million of other charges consist of the $2.3 million write-off of a long-term note receivable and a $2.0 million write-down of a cost basis investment. The note receivable was created in connection with the sale of certain equipment in 2001 and was fully reserved during the fourth quarter of 2003 when the counterparty defaulted on the obligation. We continue to attempt to collect this note. The cost basis investment relates to a semiconductor start-up company that was written down in the fourth quarter of 2003 based on that company’s operating performance and liquidity concerns.

September 2003

The remaining restructuring reserve of $0.1 million at July 2, 2004 is comprised of separation costs for one terminated employee. The Company expects to settle its remaining obligations related to this restructuring program by September 2004. The Company does not expect any additional charges related to the September 2003 restructuring activity.

In September 2003, the Company recorded a $4.6 million gain in connection with the sale of its Guadalajara, Mexico facility. This gain was partially offset by charges totaling $1.4 million associated with worldwide restructuring programs to cover employee separation costs relating to the termination of approximately 36 employees, reflecting further reductions in manufacturing and general and administrative personnel in France, Germany, the Czech Republic, Hong Kong and the United States. The Company also recorded a $0.2 million reversal of amounts previously recorded in connection with the Company’s June 2001 and December 2001 restructuring programs as described below and an additional $0.1 million charge associated with its March 2002 restructuring program. All impacted employees have been terminated, and the Company currently expects to pay out the remaining employee severance costs by September 2004.

June 2003

In June 2003, the Company recorded charges totaling $13.3 million associated with its worldwide restructuring programs. The charges include $0.4 million to cover employee separation costs relating to the termination of approximately 16 employees, $1.4 million of lease and contract termination exit costs, $10.5 million of asset impairments and an additional $1.0 million associated with a supply contract that was terminated as part of the June 2002 restructuring program.

The employee separation costs reflected further reductions in general and administrative staffing levels primarily in the United States. All impacted employees have been terminated, and the Company has made all severance payments.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The lease and contract termination exit costs relate to the exit of certain sales and administrative offices and the termination of other purchase and supply agreements. All associated exit costs have been paid.

The $10.5 million of asset impairments include $3.3 million associated with an assembly and test packaging production line in Malaysia which was written down to estimated fair value based on its future net discounted cash flows. Additionally, the Company identified certain buildings, machinery, software and equipment that would no longer be used internally due to the continued consolidation of manufacturing and general and administrative functions primarily in the United States and recorded a charge of $7.2 million to write-down the remaining carrying value of these assets to their net realizable value.

The Company also recorded non-cash impairment charges totaling $21.3 million including $20.8 million relating to the write-off of the developed technology intangible asset associated with the Cherry acquisition and a $0.5 million write-off of a cost basis investment. Sustained price declines in certain product lines triggered an impairment analysis of the carrying value of the developed technology intangible asset and resulted in the Company recording an impairment charge of $20.8 million. The Company measured the amount of the impairment charge by comparing the carrying value of the developed technology to its estimated fair value. The Company estimated future net cash flows associated with the developed technology intangible asset using price, volume and cost assumptions that management considered to be reasonable in the circumstances. The Company will no longer incur amortization expense of approximately $12.0 million per year related to this intangible asset.

December 2002

In June 2004, the Company reversed $1.2 million of the employee separation charges reserve for employees whose terminations were rescinded due to business improvements and the plan to consolidate accounting systems. In June 2004, the Company also reversed $0.4 million of exit costs, associated with the decommissioning of certain assets that are no longer expected to be incurred.

The remaining restructuring reserve of $0.8 million at July 2, 2004 is comprised of $0.6 million of separation costs associated with 10 employees and $0.2 million related to lease termination and other exit costs. All terminations and associated severance payments are expected to be completed by December 2004. The Company expects to settle its remaining obligations related to the other exit costs by December 2005. The Company does not expect any additional charges related to the December 2002 restructuring activity.

In December 2002, the Company recorded $12.6 million (net of a $0.6 adjustment) restructuring, asset impairments and other charges including $10.1 million for employee separation costs relating the termination of approximately 300 employees, $1.0 million of asset impairments and approximately $1.8 million in expected lease termination and other exit costs associated with the decommissioning of certain assets. The headcount reductions began in the first quarter of 2003 and are expected to be completed by June 2004 and impacted both manufacturing and non-manufacturing personnel mainly in the United States. The asset impairments relate to the closure of a production line and an abandoned capital equipment project in the Czech Republic. The charge also included an additional $0.3 million reserve related to a headcount reduction in Toulouse, France that was part of the March 2002 restructuring program. The $0.6 adjustment related to release of previous reserves associated with our March 2001 and June 2001 restructuring programs due the Company’s analysis of estimated costs to complete those programs. At April 2, 2004, 35 employees included under this program remain and are expected to be terminated in 2004 and the related unpaid severance payments of $1.8 million are expected to be paid by June 2004. At April 2, 2004 the remaining liability relating to exit costs was $0.7 million and is expected to be paid out by June 2005.

In December 2002, the Company also recorded a $4.9 million charge to cover the costs associated with the separation of two of its executive officers. In connection with the separation, the Company reserved $2.0 million

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related to the cash portion of the related separation agreements. In addition, the Company agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

June 2002

The remaining restructuring reserve of $2.5 million at July 2, 2004 relates to estimated charges associated with a manufacturing supply agreement. The Company is currently in discussions to settle the remaining obligations under this agreement.

In June 2002, the Company recorded charges totaling $16.7 million for costs associated with its worldwide restructuring programs. The charges included $3.9 million to cover employee separation costs associated with the termination of 79 U.S. employees, $2.8 million for exit costs consisting primarily of manufacturing equipment and supply contract termination charges, and $8.4 million for equipment write-offs that were charged directly against the related assets. An additional $1.0 million in exits costs and $0.6 million in employee separation costs were accrued relating to the closure of the Company’s Guadalajara, Mexico manufacturing facility that was part of the June 2001 restructuring described below.

The employee separation costs reflected further reductions in general and administrative staffing levels and included $1.0 million of non-cash stock compensation charges associated with the modification of stock options for certain terminated employees. All impacted employees have been terminated and the related severance costs were paid during 2003.

As a result of continuing economic conditions, the Company determined that certain manufacturing equipment purchase and supply agreements were no longer economical to complete and recorded estimated termination charges of $2.8 million during the second quarter of 2002. As of December 31, 2003, the Company had settled certain of these obligations with payments of $1.3 million. In June 2003, the Company recorded an additional $1.0 million associated with a supply contract that was terminated as part of the June 2002 restructuring program. At December 31, 2003, all employees had been terminated under the restructuring program. The Company is currently in discussions to settle its remaining obligations.

During the second quarter of 2002, the Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $7.0 million to write-down the remaining carrying value to its estimated net realizable value. Additionally, the Company determined that it would not invest the capital required to complete an equipment project and recorded a charge of $1.4 million to write-off the carrying value of the related project.

During the second quarter of 2002, the Company reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million which resulted in a related gain of $12.4 million (see Note 15 “Related Party Transactions” for further details of the Motorola settlement). The Company also recorded a $1.2 million reversal of amounts previously provided in connection with the June 2001 restructuring program as a result of favorable negotiated contract termination costs.

March 2002

The remaining restructuring reserve of $0.2 million at July 2, 2004 relates to the unpaid separation costs associated with terminated employees. All employees have been terminated under this program and the remaining liability relating to this restructuring program is expected to be paid by June 2005. The Company does not expect any additional charges related to the March 2002 restructuring activity.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2002, the Company recorded a $7.1 million (net of a $0.1 million adjustment) charge to cover employee separation costs relating to the termination of approximately 72 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions was completed in 2003. The remaining $2.2 million relates to reductions in selling, general and administrative personnel primarily in the U.S. The March 2002 charge also included $0.2 million of non-cash employee stock compensation expense associated with the modification of stock options for certain terminated employees. As discussed previously, the Company recorded an additional $0.3 million in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 and $0.1 million during 2003 as a result of its reevaluation of remaining costs to be incurred. At December 31, 2003, all employees have been terminated under this program. At April 2, 2004 the remaining liability relating to this restructuring was $0.2 million and will be paid by December 2004.

December 2001

In December 2001, the Company recorded charges totaling $16.6 million for costs associated with its worldwide restructuring programs. The charges included $5.5 million to cover employee separation costs associated with the termination of 50 employees as well as $11.1 million for property and equipment write-offs that were charged directly against the related assets.

The employee separation costs reflected reductions in selling, general and administrative staffing levels in the U.S., United Kingdom, Germany, France and Singapore and included $0.2 million of non-cash charges associated with the modification of stock options for certain terminated employees as well as $1.3 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2003, all impacted employees had been terminated and the related severance amounts had been paid.

The $11.1 million charge related to the write-off of certain property and equipment located in Phoenix, Arizona that the Company determined would no longer be utilized as a result of the its restructuring activities.

June 2001

As of July 2, 2004 the remaining liability relating to this restructuring program was $0.4 million of miscellaneous exit costs which are expected to be paid by September 2004. The Company does not expect any additional charges related to the June 2001 restructuring activity.

In June 2001, the Company recorded charges totaling $95.8 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing and distribution operations to meet declining customer demand. The programs included the phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility by June 2002, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors by June 2002 and December 2001, respectively, and the shutdown of the Company’s Hong Kong Distribution Center and the transfer of related functions to its Singapore Distribution Center. The charge included $36.4 million to cover employee separation costs associated with the termination of approximately 3,200 employees, $1.1 million of non-cash charges associated with the modification of stock options for certain terminated employees and $6.1 million for additional pension charges related to terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet). As of December 31,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002, all employees had been terminated under the June 2001 restructuring program. Manufacturing operations in Guadalajara ceased in June 2002 as originally planned; however, various administrative activities were not completed until 2003.

The planned discontinuation of manufacturing activities triggered an impairment analysis of the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $42.2 million. This charge included $31.6 million related to the Guadalajara manufacturing facility, $4.2 million related to the Aizu, Japan 4-inch wafer fabrication line and $2.2 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities (June 2002 for Guadalajara and Aizu, December 31, 2001 for Seremban) for each group of assets using price, volume, cost and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values, were transferred to other manufacturing facilities at their previously existing carrying values or are currently held for sale. The charge also included $4.2 million for the write-off of assets that will no longer be used by the Company as a result of the June 2001 restructuring program. As previously mentioned, the Company sold the Guadalajara, Mexico facility in the third quarter of 2003.

The June 2001 charge also included $10.0 million to cover certain exit costs relating to facility closure and contract terminations including $2.8 million for expected facility clean up activities, $1.0 million for equipment disposal fees, $2.0 million for equipment purchase cancellations and $4.2 million for other contract cancellations. As discussed previously, the Company recorded an additional $1.0 million in exit costs and $0.6 in employee separation costs relating to the Guadalajara manufacturing facility during the second quarter of 2002 as a result of its reevaluation of remaining costs to be incurred with respect to the closure of that facility. As of April 2, 2004 the remaining liability relating to this restructuring program was $0.4 million of miscellaneous exit costs which are expected to be paid by May 2004.

March 2001

In March 2001, the Company recorded charges totaling $34.2 million for costs associated with its worldwide restructuring programs. The charges included $31.3 million to cover employee separation costs associated with the termination of 1,100 employees as well as $2.9 million for equipment write-offs that were charged directly against the related assets.

The employee separation costs reflected reductions in manufacturing, selling, general and administrative staffing levels in the U.S., Mexico, the Philippines and Malaysia as well as non-cash charges associated with the modification of stock options for certain terminated employees. All impacted employees had been terminated and the Company released the remaining $0.1 million reserve to income during the second quarter of 2002.

The March 2001 charge included property and equipment write downs of $2.9 million relating to assets at the previously mentioned locations that could not be utilized or transferred to other locations.

Also in March 2001, the Company recorded a $3.8 million charge to cover costs associated with the separation of one of the Company’s executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of the remaining stock options to purchase common stock and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to modification of these options with an offsetting credit to additional paid-in capital.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6:  Balance Sheet Information

Balance sheet information is as follows (in millions):

	December 31,		July 2, 2004
	2003	2002
			(unaudited)
Receivables, net:
Accounts receivable	$134.3	$113.8	$161.0
Less: Allowance for doubtful accounts	(2.4)	(1.9)	(2.5)

	$131.9	$111.9	$158.5

Inventories, net:
Raw materials	$15.2	$15.5	$15.6
Work in process	107.8	106.3	119.5
Finished goods	87.0	81.9	95.1

Total inventory	210.0	203.7	230.2
Less: Inventory reserves	(42.4)	(43.7)	(37.7)

	$167.6	$160.0	$192.5

Property, plant and equipment, net:
Land	$12.8	$11.7	$12.7
Buildings	325.8	449.6	325.5
Machinery and equipment	874.0	793.3	885.1

Total property, plant and equipment	1,212.6	1,254.6	1,223.3
Less: Accumulated depreciation	(832.7)	(800.5)	(847.8)

	$379.9	$454.1	$375.5

Goodwill, net:
Goodwill	$95.7	$95.7	$95.7
Less: Accumulated amortization	(18.4)	(18.4)	(18.4)

	$77.3	$77.3	$77.3

Intangible asset, net:
Developed technology	$—	$59.3	$—
Less: Accumulated amortization	—	(32.6)	—

	$—	$26.7	$—

Accrued expenses:
Accrued payroll	$29.2	$27.5	$47.7
Sales related reserves	17.1	14.1	17.7
Restructuring reserves	13.1	19.5	10.9
Other	29.4	38.8	30.5

	$88.8	$99.9	$106.8

Other comprehensive loss:
Foreign currency translation adjustments	$1.7	$(2.0)	$1.5
Additional minimum pension liability	—	(19.6)	—
Net unrealized losses and adjustments related to cash flow hedges	(5.3)	(12.1)	(2.3)
Unrealized losses on deferred compensation plan investments	(0.8)	(0.6)	(0.8)

	$(4.4)	$(34.3)	$(1.6)

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for property, plant and equipment totaled $101.1 million, $115.2 million and $135.0 million for 2003, 2002 and 2001, respectively. Amortization expense related to the developed technology intangible asset totaled $5.9, $11.9, and $11.6 million in 2003, 2002 and 2001, respectively.

The activity related to the Company’s allowance for doubtful accounts, inventory reserves, allowance for deferred tax assets and warranty reserves for 2001, 2002, and 2003 follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions / Writeoffs	Balance at End of Period
Allowance for doubtful accounts
Year ended December 31, 2001	$2.5	$0.5	$—		$1.1	$1.9

Year ended December 31, 2002	$1.9	$0.3	$—		$0.3	$1.9

Year ended December 31, 2003	$1.9	$0.5	$—		$—	$2.4

Inventory reserves
Year ended December 31, 2001	$22.5	$50.9	$—		$23.2	$50.2

Year ended December 31, 2002	$50.2	$12.1	$—		$18.9	$43.4

Year ended December 31, 2003	$43.4	$13.0	$—		$14.0	$42.4

Allowance for deferred tax assets
Year ended December 31, 2001	$—	$366.8	$83.8	(1)	$—	$450.6

Year ended December 31, 2002	$450.6	$1.0	$112.8	(2)	$—	$564.4

Year ended December 31, 2003	$564.4	$—	$71.8		$—	$636.2

Warranty reserves
Year ended December 31, 2001	$3.5	$0.1	$—		$0.6	$3.0

Year ended December 31, 2002	$3.0	$0.1	$—		$0.4	$2.7

Year ended December 31, 2003	$2.7	$—	$(0.9)		$0.2	$1.6

(1)	Represents the valuation allowance related to the 2001 portion of the net operating loss that was not recognized during the year.

(2)	Represents the valuation allowance related to the 2002 portion of the net operating loss that was not recognized during the year.

The activity related to the Company’s warranty reserves for the six months ended July 4, 2003 and July 2, 2004 is as follows (in millions):

Balance as of December 31, 2003	$1.6
Provision	1.4
Usage	(0.4)
Reserve released	(0.2)

Balance as of July 2, 2004	$2.4

Balance as of December 31, 2002	$2.7
Usage	(0.3)

Balance as of July 4, 2003	$2.4

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7:  Long-Term Debt

Long-term debt consists of the following (dollars in millions):

	December 31, 2003	December 31, 2002	July 2, 2004
Senior Bank Facilities:
Tranche A, 6.4375%	$—	$6.6	$—
Tranche B, 6.4375%	—	209.9	—
Tranche C, 6.4375%	—	226.0	—
Tranche D, 6.4375%	—	134.1	—
Tranche E due 2007, 4.4375% interest payable monthly, net of discount of $0.4	320.1	—	—
Tranche F due 2007, 4.4375% interest payable quarterly, net of discount of $0.3	—	—	320.2
Revolver, 6.4375%	—	125.0	—
First-Lien Senior Secured Notes due 2010, 12% interest payable semi-annually, net of debt discount of $5.1 and $8.4	191.6	—	124.9
Second-Lien Senior Secured Notes due 2008, 13% interest effective February 2003 payable semi-annually, net of debt discount of $4.4 and $7.4	292.6	291.4	190.6
12% Senior Subordinated Notes due 2009, interest payable semi-annually	260.0	260.0	34.2
10% Junior Subordinated Note due 2011, interest compounded semi-annually, payable at maturity	139.9	126.9	146.9
2.3% Note payable to Japanese bank due 2010, interest payable semi-annually	24.3	23.3	22.4
Capital lease obligations	6.4	—	9.2

	1,234.9	1,403.2	848.4
Less: Current maturities	(6.6)	(9.3)	(42.2)

	$1,228.3	$1,393.9	$806.2

Loss on Debt Prepayment

During the second quarter of 2004 the Company incurred $20.7 million of costs resulting from consent fees, tender offer fees and dealer manager fees upon redemption of $225.8 million outstanding principal of the 12% senior subordinated notes due 2009, and also wrote off $6.5 million of debt issuance costs and incurred $0.2 million of other fees due to the repayment.

During the first quarter of 2004 the Company incurred $21.0 million of costs resulting from the redemption premium upon repayment of $70.0 million and $105.0 million outstanding principal of the first-lien and second-lien senior secured notes, respectively, and also wrote off $12.0 million of debt issuance costs due to the repayment.

During the first quarter of 2003 the Company wrote off $3.5 million of debt issuance costs upon prepayment of a portion of the amounts outstanding under the Company’s senior bank facilities and revolving credit facility.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 2004 Offer to Repurchase Senior Subordinated Notes and Issuance of Zero Coupon Convertible Senior Subordinated Notes

On April 6, 2004, the Company commenced a cash tender offer for all of its outstanding 12% Senior Subordinated Notes due 2009. The total consideration offered for each $1,000 dollars of principal amount of notes tendered was $1,089.06, plus accrued interest, if any, to the repurchase date. As of July 2, 2004, the Company redeemed $225.8 million principal amount and redeemed the remaining $34.2 million outstanding principal amount of senior subordinated notes on August 2, 2004 at 106% of par, using cash and cash equivalents. In order to finance the cash tender offer, the Company utilized proceeds from ON Semiconductor’s issuance of $260.0 million of Zero Coupon Convertible Senior Subordinated Notes due 2024. The notes do not bear cash interest, nor does the principal amount accrete. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Company and by certain existing and future subsidiaries of the Company.

Holders may convert the notes into approximately 26.5 million shares of the ON Semiconductor’s common stock at a conversion rate of 101.8849 shares per $1,000 principal amount of notes before April 15, 2024 under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2004 through maturity if the closing sale price of the ON Semiconductor’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing sale price of the ON Semiconductor’s common stock and the conversion rate; (3) if the notes have been called for redemption; (4) after the date, if ever, on which either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services assigns an initial credit rating to the notes, during any period in which the credit rating assigned to the notes by either Moody’s or S&P is three or more rating subcategories below the initial credit rating assigned by Moody’s or S&P, as the case may be, or any period in which the notes are no longer rated by either Moody’s or S&P, as the case may be, if such ratings agency had previously rated the notes; or (5) upon the occurrence of certain corporate events. Beginning April 15, 2010, we may redeem any of the notes at specified redemption prices. Holders may require us to repurchase the notes for cash on April 15 of 2010, 2014 and 2019. Upon the occurrence of certain corporate events, each holder may require ON Semiconductor to purchase all or a portion of such holder’s notes for cash at a price equal to the principal amount of such notes. The notes are subordinated in right of payment to all of our senior indebtedness. Upon conversion, ON Semiconductor has the right to deliver cash in lieu of shares of ON Semiconductor’s common stock.

ON Semi received net proceeds of approximately $251.2 million from the sale of the notes after deducting discounts and commissions and estimated offering expenses.

April 2004 Amendment to Senior Bank Facilities and Loan Repricing

On April 22, 2004 the Company refinanced $320.5 million of loans under its senior bank facilities. The Company replaced its tranche E term loan facility with a new tranche F term loan facility, which bears interest at a rate that is 0.50% per annum lower than the rate borne by the tranche E term loan facility. Principal repayments of the new tranche F term loan facility will be due throughout 2008 and 2009, provided that, if the Company has not redeemed or repurchased its second lien senior secured notes in full prior to November 14, 2007, the tranche F term loan facility will mature on November 15, 2007. Additionally, in connection with this repricing, the senior bank facilities were amended to, among other things:

•	permit the Company to use for general corporate purposes up to $30 million of the proceeds from the sale of East Greenwich manufacturing facility;

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	subject to certain restrictions, permit the Company to apply the net proceeds of certain equity or debt issuances to be used to purchase, redeem or retire any of the first lien senior secured notes, second lien senior secured notes or junior subordinated note;

•	amend the definition of consolidated EBITDA in the credit agreement relating to the senior credit facilities to permit the add back of premiums associated with the redemption, repayment or repurchase of securities; and

•	replace the existing revolving credit facility with a new facility that bears interest at a rate that is 0.50% per annum lower than the rate borne by the existing revolving facility.

Senior Bank Facilities

Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within three to five years. As of December 31, 2003, after consideration of the amendments to the credit agreement described below, the senior bank facilities contained a $25.0 million revolving line of credit. Letters of credit totaling $12.6 million were outstanding against the line of credit at December 31, 2003 leaving $12.4 million of availability at that date. As described in Note 11, the Company hedges a portion of the interest rate risk associated with the senior bank facilities.

At June 29, 2001, the Company was not in compliance with the interest expense coverage and leverage ratio requirements under its senior bank facilities. On August 13, 2001, the Company received a waiver in respect to such non-compliance at June 29, 2001 and in respect of any future non-compliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities to, among other things, reduce interest expense coverage and increase leverage ratio requirements through December 31, 2005, add minimum cash and EBITDA level covenants through December 31, 2002, require the Company to obtain $100 million through an equity investment from TPG increase the required interest rate spreads applicable to outstanding borrowings (“supplemental interest”), and, revise certain mandatory prepayment provisions contained in the original agreement.

In connection with the issuance of the 12% second-lien senior secured notes due 2008 (the “Second-Lien Notes”) described below, the Company amended its senior bank facilities on April 17, 2002 to, among other things, permit the issuance of the Second-Lien Notes, eliminate interest expense coverage and leverage ratio requirements through December 31, 2003 and to reduce the minimum interest expense coverage ratio requirement and increase the maximum leverage ratio requirements for the period from January 1, 2004 through June 30, 2006, extend the minimum cash and EBITDA level covenants through December 31, 2003, permit the redemption of up to 35% of the Second-Lien Notes with net proceeds of any equity offerings on or prior to May 15, 2005, allow certain asset sales and to permit borrowings of up to $100.0 million by or for the benefit of Leshan-Phoenix Semiconductor Company Limited (“Leshan”) so long as the related proceeds were used to prepay loans under the senior bank facilities.

In connection with the issuance of the First-Lien Notes described below, the Company amended its senior bank facilities effective as of February 14, 2003 to, among other things, permit the issuance of the First-Lien Notes, eliminate the interest expense and leverage coverage ratio requirements, reduce the minimum EBITDA level covenant (as defined in the credit agreement) to $140.0 million for any four consecutive fiscal quarters until the final maturity of the senior bank facilities, reduce permitted annual capital expenditures to $100.0 million (subject to increases in certain circumstances), permit the redemption of up to 35% of the First-Lien Notes with net proceeds of any equity offerings on or prior to March 15, 2006 and to convert $62.5 million of the amounts outstanding under the revolving credit facility to a new Tranche R term loan.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2003, the Company amended its senior bank facilities to, among other things:

•	Provide the Company with additional Tranche D term loans under its senior bank facilities aggregating $100 million, the entire amount of which was borrowed simultaneously with the completion of the equity offering described below;

•	Permit the Company to apply the net proceeds from equity offerings by it or any of its subsidiaries (including the equity offering described in Note 2) and borrowings under the additional Tranche D term loans to prepay scheduled principal installments of all term loan borrowings outstanding under its senior bank facilities in chronological order;

•	Reduce from 75% to 50% the percentage of net proceeds from future equity offerings by the Company or any of its subsidiaries that is required to be applied to prepay term loan borrowings outstanding under its senior bank facilities; and,

•	Provide the Company with a new $25 million revolving facility that will mature on August 4, 2006, provide for the issuance of letters of credit in currencies other than U.S. dollars that are to be specified and, in all other respects, have terms substantially similar to those of its existing revolving facility.

The proceeds of the borrowing under the additional Tranche D term loans (which were issued at a discount of $0.5 million) were used to prepay senior credit facility borrowings as described above. Excluding this discount, costs incurred in connection with this debt refinancing totaled $3.8 million, of which $0.4 million was paid to third parties. Such third-party costs were expensed as incurred and included in loss on debt prepayment in the Company’s consolidated statement of operations for the year ended December 31, 2003. The remaining $3.4 million of debt refinancing costs were capitalized and are being amortized using the effective interest method.

On September 23, 2003 ON Semiconductor completed a public offering of common stock registered pursuant to its shelf registration statement originally filed with the Securities and Exchange Commission on April 24, 2002 (as amended on March 14, 2003). In connection with this offering, ON Semiconductor issued approximately 37.0 million shares (including approximately 2.2 million shares issued in connection with the underwriters’ exercise of their option to cover over-allotments) at a price of $4.50 per share. The net proceeds from this offering were $156.8 million after deducting the underwriting discount of $8.2 million ($0.225 per share) and estimated offering expenses of $1.4 million (including $0.4 million that were unpaid as of December 31, 2003). ON Semiconductor contributed these proceeds to the Company, which were used to prepay $152.7 million of its senior bank facilities and to cover $3.8 million of costs associated with the amendment to its senior bank facilities. In connection with this prepayment, the Company wrote off $2.5 million of debt issuance costs.

In November 2003, the Company refinanced $368.5 million of term loans under its senior bank facilities. The Company replaced its Tranche B, Tranche C and Tranche D term loan facilities under its senior bank facilities with a single new Tranche E term loan facility with terms, other than the interest rate, that are identical to those of the Tranche D term loan facility. The Company also reduced the interest rate on its term loans by 0.75% per annum. Costs incurred in connection with this refinancing totaled $1.0 million, of which $0.2 million which were expensed as incurred while the remaining $0.8 million of such costs were capitalized and are being amortized using the effective interest method

In December 2003, the Company refinanced approximately $48 million of the term loans under its senior bank facilities with the proceeds from the repayment of a note receivable from an affiliate.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company was in compliance with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2003. Management believes that the Company will be able to comply with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2004.

First-Lien Notes

On March 3, 2003, ON Semiconductor and SCI LLC, (collectively, the “Issuers”) issued $200.0 million principal amount of First-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The First-Lien Notes, which are callable after four years, were issued at 95.467% of par value and generated net proceeds of approximately $180.9 million after taking into consideration the discount and the payment of issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities, including $25.0 million relating to the Company’s revolving credit facility. In connection with the prepayment, the Company wrote off $3.5 million of debt issuance costs in the first quarter of 2003. Interest accrues on the First-Lien Notes at a rate of 12% per annum. Interest on First-Lien Notes is payable semi-annually in March and September. The First-Lien Notes will mature on March 15, 2010.

The First-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries. In addition, the First-Lien Notes and related guarantees are secured on a first-priority basis by the assets that secure the senior bank facilities and they rank equal in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness and senior to the Company’s and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed such notes.

The Issuers filed an exchange offer registration statement on relating to the First-Lien Notes pursuant to a registration rights agreement. The registration statement was declared effective by the Securities and Exchange Commission on May 8, 2003.

Second-Lien Notes

On May 6, 2002, the Issuers issued $300.0 million principal amount of Second-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The Second-Lien Notes, which are callable after four years, were issued at 96.902% of par value and generated net proceeds of $278.6 million after such discount and the payment of issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities. In connection with this prepayment, the Company wrote off $6.5 million of debt issuance costs in the second quarter of 2002. Because the amount outstanding under the senior bank facilities was reduced below $750.0 million, supplemental interest charges under the credit agreement relating to the senior bank facilities were reduced from 3.0% to 1.0%. The Company exercised its option to terminate the supplemental interest charges by paying the entire accrued balance of supplemental interest charges during the first quarter of 2003. Interest accrues on the Second-Lien Notes at the rate of 12% per annum until February 6, 2003, when the related annual interest increased to 13%. Interest on the Second-Lien Notes is payable semi-annually in May and November in cash. The Second-Lien Notes will mature on May 15, 2008.

The Second-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries. In addition, the Second-Lien Notes and the related guarantees are secured on a second-priority basis by the assets that secure the senior bank facilities and they rank equal in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness and senior to the Company’s and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed such notes.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Issuers filed an exchange offer registration statement on October 1, 2002 relating to the Second-Lien Notes pursuant to a registration rights agreement. The registration statement was declared effective by the Securities and Exchange Commission on January 27, 2003.

Senior Subordinated Notes

In connection with the Recapitalization described in Note 1, the Company issued $400.0 million principal amount of Senior Subordinated Notes due 2009. Except as described below, the Senior Subordinated Notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. The Company was able to redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes prior to August 4, 2002 with the proceeds of a public equity offering at a redemption price of 112% of the amount redeemed. On May 3, 2000, the Company completed its initial public offering (IPO) of its common stock and used a portion of the proceeds to redeem $140.0 million of the Senior Subordinated Notes.

Japanese Loan

In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which had a balance of $24.3 million at December 31, 2003 (based on the yen-to-dollar exchange rate in effect at that date), bears interest at an annual rate of 2.25% and requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2003.) The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances.

Annual maturities relating to the Company’s long-term debt as of July 2, 2004 are as follows (in millions):

Remainder of 2004	$38.4
2005	8.0
2006	5.8
2007	324.0
2008	194.1
Thereafter	278.1

Total	$848.4

Annual maturities relating to the Company’s long-term debt as of December 31, 2003 are as follows (in millions):

Actual Maturities
2004	$6.6
2005	6.6
2006	113.7
2007	215.5
2008	296.5
Thereafter	596.0

Total	$1,234.9

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8:  Note Receivable from Affiliates

In connection with the Recapitalization, the Company loaned to Leshan, an affiliated company, $58.3 million to refinance third-party non-recourse loans. During 2001, the Company loaned Leshan an additional $5.0 million to finance facility expansion. During 2003, Leshan repaid the $63.3 million note receivable.

Note 9:  Income Taxes

Geographic sources of loss before income taxes, minority interests and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
United States	$(190.0)	$(233.2)	$(193.8)
Foreign	45.1	95.6	(184.7)

	$(144.9)	$(137.6)	$(378.5)

The provision for income taxes is as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
Current
Federal	$0.2	$—	$(19.9)
State and local	(0.1)	0.1	0.5
Foreign	6.1	2.3	6.6

	6.2	2.4	(12.8)

Deferred
Federal	—	—	315.8
State and local	—	—	39.6
Foreign	0.6	6.4	(0.3)

	0.6	6.4	355.1

	$6.8	$8.8	$342.3

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2003	2002	2001
U.S. federal statutory rate	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	(8.4)	(8.7)	(3.4)
Foreign withholding taxes	0.4	1.2	1.5
Foreign rate differential	(9.8)	(22.5)	11.2
Change in valuation allowance	60.2	69.3	116.0
Other	(2.7)	2.1	0.1

	4.7%	6.4%	90.4%

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets are as follows (in millions):

	Year Ended December 31,
	2003	2002
Tax-deductible goodwill	$220.7	$235.2
Reserves and accruals	23.0	24.3
Inventories	13.7	15.1
Property, plant and equipment	26.0	16.2
Net operating loss and tax credit carryforwards	348.9	259.6
Other	7.9	18.2

Gross deferred tax assets	640.2	568.6
Valuation allowance	(636.2)	(564.4)

Net deferred tax asset	$4.0	$4.2

A valuation allowance has been recorded against the Company’s deferred tax assets, with the exception of deferred tax assets at certain foreign subsidiaries, as management believes it is more likely than not that these assets will not be realized.

As of December 31, 2003, the Company’s federal, state, and foreign net operating loss carryforwards were $787.8 million, $854.5 million, and $22.9 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2024. As a result of the recent sales of ON Semiconductor’s common stock as discussed in Note 2 of the consolidated financial statements, the amount of federal net operating loss carryforwards that may be used in any one year will be limited.

Income taxes have not been provided on the undistributed earnings of certain foreign subsidiaries (approximately $103.1 million at December 31, 2003) over which the Company has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to federal income tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s domestic subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $13.0 million.

Other assets include $6.0 million and $3.0 million of French income tax refunds receivable and $9.7 million and $10.4 million of Malaysian income tax refunds receivable at December 31, 2003 and 2002, respectively.

The Company files income tax returns with the taxing authorities in the various jurisdictions in which it operates. Certain of these income tax returns remain subject to audit by the local tax authorities. Management believes that the resolution of any issues raised by such taxing authorities, including application of any related determinations to subsequent open years, will not have an adverse effect on the Company’s financial condition or results of operations.

Note 10:  Employee Benefit Plans

Defined Benefit Plans

Benefits under all of the Company’s plans are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Internal Revenue Code. The Company expects to contribute $12.4 million in 2004 based on current assessment of the economic environment and projected benefit payments. The Company’s measurement date for determining its defined benefit obligations for all plans is December 31 of each year.

In connection with the Recapitalization, the Company established the ON Semiconductor Pension Plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula was dependent upon employee’s earnings and years of service. In November 1999, the Plan was amended so that benefit accruals under the Plan will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. In 2000, the ON Semiconductor Grandfathered Pension Plan (the “Grandfathered Plan”) was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Grandfathered Plan. Effective April 15, 2001, the Company terminated the Plan in a standard termination, and substantially all accrued benefits were distributed to participants by December 31, 2001.

The assets of the Company’s domestic plans were invested in fixed income securities at December 31, 2003 and 2002. This asset allocation is based on the anticipated timing of benefit payments, historical returns on similar assets and the current economic environment.

In regards to the Grandfathered Plan, the Company reevaluated its current assumptions in light of the actual returns experienced, current annuity rates and the expected discontinuation of benefits as of December 31, 2004 with the subsequent payment of benefits in 2005. The discount rate used to determine the pension obligation at December 31, 2002 and to determine future expense was lowered to 5.0% from 7.4% in the previous year. In addition, the expected return on plan assets used to determine future expense was lowered to 2.5%, reflecting the Company’s change in investment policy regarding the assets of the Grandfathered Plan. Upon the termination of the Grandfathered Plan, the Company is obligated to ensure that the plan has assets sufficient to pay accrued benefits.

Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice.

As described in Note 4 “Accounting Changes,” the Company changed its method of accounting for unrecognized actuarial gains or losses to its defined benefit pension obligations. Historically, the Company amortized its net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. The Company will no longer defer actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

	Year Ended December 31,
	2003			2002			2001
	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total
Service cost	$1.7	$1.3	$3.0	$1.8	$1.3	$3.1	$2.1	$2.2	$4.3
Interest cost	2.4	0.9	3.3	3.0	0.8	3.8	2.4	1.6	4.0
Expected return on plan assets	(0.5)	(0.3)	(0.8)	(1.2)	(0.3)	(1.5)	(1.4)	(1.0)	(2.4)
Amortization of prior service cost	0.1	0.3	0.4	0.1	0.3	0.4	0.2	0.4	0.6
Settlement losses	—	—	—	0.4	—	0.4	9.9	2.3	12.2
Curtailment gain	—	—	—	—	(0.3)	(0.3)	—	—	—
Cumulative effect of accounting change	20.0	1.5	21.5	—	—	—	—	—	—
Other losses	(0.9)	—	(0.9)	4.9	—	4.9	0.3	—	0.3

Total net periodic pension cost	$22.8	$3.7	$26.5	$9.0	$1.8	$10.8	$13.5	$5.5	$19.0

Weighted average assumption
Discount rate	5.00%	4.40%		7.40%	5.08%		6.80%	5.76%
Expected return on plan assets	2.50%	5.73%		8.50%	3.17%		8.50%	7.46%
Rate of compensation increase	3.00%	3.17%		3.00%	3.77%		3.00%	3.77%

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
	2003			2002
	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total
Change in projected benefit obligation
Projected benefit obligation at the beginning of the year	$46.8	$19.3	$66.1	$41.5	$22.3	$63.8
Service cost	1.7	1.3	3.0	1.8	1.3	3.1
Interest cost	2.4	0.9	3.3	3.0	0.8	3.8
Net actuarial (gain) or loss	(1.1)	(0.1)	(1.2)	5.3	1.2	6.5
Cutailment gain	—	—	—	—	(0.3)	(0.3)
Benefits paid	(10.3)	(0.5)	(10.8)	(4.8)	(6.7)	(11.5)
Translation loss	—	1.7	1.7	—	0.7	0.7

Projected benefit obligation at the end of the year	$39.5	$22.6	$62.1	$46.8	$19.3	$66.1

Accumulated benefit obligation at the end of the year	$38.8	$18.7	$57.5	$45.7	$16.0	$61.7

Change in plan assets
Fair value of plan assets at the beginning of the year	$17.2	$4.0	$21.2	$10.1	$9.1	$19.2
Actual return on plan assets	0.4	0.3	0.7	(1.1)	0.3	(0.8)
Benefits paid	(10.3)	(0.5)	(10.8)	(4.8)	(6.7)	(11.5)
Employer contributions	6.4	1.6	8.0	13.0	1.3	14.3
Translation gain	—	0.4	0.4	—	—	—

Fair value of plan assets at the end of the year	$13.7	$5.8	$19.5	$17.2	$4.0	$21.2

Net amount recognized
Funded status	$(25.8)	$(16.8)	$(42.6)	$(29.6)	$(15.3)	$(44.9)
Unrecognized prior service cost	0.7	1.8	2.5	0.9	1.9	2.8
Unrecognized net actuarial loss	—	—	—	20.0	1.5	21.5

Net amount recognized	$(25.1)	$(15.0)	$(40.1)	$(8.7)	$(11.9)	$(20.6)

Amounts recognized in the statement of financial position
Accrued benefit liability	$(10.9)	$(1.5)	$(12.4)	$(6.4)	$(2.0)	$(8.4)
Other long-term liabilities	(14.2)	(13.6)	(27.8)	(22.0)	(11.8)	(33.8)
Intangible asset	—	0.1	0.1	0.8	1.2	2.0
Accumulated other comprehensive income	—	—	—	18.9	0.7	19.6

Net amount recognized	$(25.1)	$(15.0)	$(40.1)	$(8.7)	$(11.9)	$(20.6)

Weighted average assumptions at the end of the year
Discount rate	5.16%	4.29%		5.00%	4.40%
Rate of compensation increases	3.00%	3.18%		3.00%	3.17%

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $59.4 million, $56.5 million, and $17.7 million, respectively as of December 31, 2003 and $63.8 million, $56.8 million and $19.6 million, respectively as of December 31, 2002.

The Company recognizes a minimum liability in its financial statements for its underfunded pension plans. The total accrued pension liability of $40.2 million and $42.2 million at December 31, 2003 and 2002, respectively, includes an additional minimum liability of $0.1 million and $21.6 million, respectively. The additional minimum liability was offset by a $0.1 million intangible asset at December 31, 2003 compared with a

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$2.0 million intangible asset and a $19.6 increase to stockholders’ deficit at December 31, 2002. The decrease in the additional minimum liability relates to the previously described accounting change.

As of July 2, 2004 and December 31, 2003, the total accrued pension liability was $38.0 million and $40.2 million, respectively. The components of our net periodic pension expense for the six months ended July 2, 2004 and July 4, 2003 are as follows (in millions):

	Six Months Ended			Six Months Ended
	July 2, 2004			July 4, 2003
	U.S. Pension Plan	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total
Service cost	1.2	0.5	1.7	0.8	0.6	1.4
Interest cost	1.2	0.4	1.6	1.2	0.4	1.6
Expected return on plan assets	(0.2)	(0.2)	(0.4)	(0.2)	(0.2)	(0.4)
Amortization of prior service cost	—	0.2	0.2	0.1	0.2	0.3
Cumulative effect of accounting change	—	—	—	20.0	1.5	21.5

Total net periodic pension cost	2.2	0.9	3.1	21.9	2.5	24.4

Defined Contribution Plans

The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a percentage of their salary subject to certain limitations. Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan.

The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of 100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions. The Company recognized $3.3 million and $4.0 million of expense relating to matching contributions in 2003 and 2002, respectively.

Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $0.6 million and $1.0 million relating to these plans for the years ended 2003, 2002 and 2001, respectively.

Note 11:  Financial Instruments

Foreign Currencies

As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the fourth quarter of 2003, the Company’s foreign subsidiaries provided forecasts of their foreign currency exposures. The Company then aggregated the forecasted amounts and entered into foreign currency contracts in order to create an offset to the underlying exposures. Losses or gains on the underlying cash flows or investments offset gains or losses on the financial instruments. Beginning in the fourth quarter of 2003, the Company modified its foreign exchange management program so that aggregate foreign currency exposures are compared against bank forecasted foreign currency exchange rates for the next three months. If the forecasted movements are unfavorable, the Company may decide to hedge all or a portion of the applicable foreign currency exposure. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

At December 31, 2003 and 2002, the Company had net outstanding foreign exchange contracts with notional amounts of $3.0 million and $19.5 million, respectively. Such contracts were obtained through financial institutions and were scheduled to mature within three months. Management believes that these financial instruments should not subject the Company to increased risks from foreign exchange movements because gains and losses on these contracts, should offset losses and gains on the assets, liabilities and transactions being hedged. The following schedule shows the Company’s net foreign exchange positions in U.S. dollars as of December 31, 2003 and 2002 (in millions):

	December 31,
	2003 Buy (Sell)	2002 Buy (Sell)
Japanese Yen	$—	$(16.3)
Czech Koruna	—	2.7
Euro	2.6	(11.4)
Philippine Peso	—	1.8
Mexican Peso	—	0.3
British Pound	—	5.0
Singapore Dollar	—	1.8
Swedish Krona	—	1.5
Taiwan Dollar	—	(4.9)
Slovakian Koruna	0.4	—

	$3.0	$(19.5)

The Company is exposed to credit-related losses if counterparties to its foreign exchange contracts fail to perform their obligations. At December 31, 2003, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For 2003, 2002 and 2001, aggregate foreign currency transaction gains total $4.7 million, $0.1 million and $1.2 million, respectively.

Interest Rate Agreements

At December 31, 2003, the Company had an interest rate swap with a notional amount of $100.0 million. The interest rate swap is a floating-to-fixed rate agreement based on LIBOR with quarterly interest rate resets. The $100.0 million swap has a fixed rate of 5.9% and expires in December 2004. During 2003, the Company also had a $55.0 million swap with a fixed rate of 6.8% that expired in September 2003. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps. Amounts to be paid or received under

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each contract were recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense.

Other

At December 31, 2003, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

Note 12:  Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Receivable from Affiliate

Due to the related party nature of the notes receivable from affiliate, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rates for similar instruments. At December 31, 2002 the carrying value of the notes receivable from affiliate was $63.3 million. The affiliate repaid the notes during 2003.

Long-term Debt

The fair values of the Company’s long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

Foreign Currency Exchange Contracts

Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

Interest Rate Agreements

The fair values of the Company’s interest rate swaps represent the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

The carrying amounts and fair values of the Company’s financial instruments at December 31, 2003 and 2002 are as follows (in millions):

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	(1,228.3)	(1,363.0)	(1,393.9)	(999.9)
Foreign currency exchange contracts	0.9	0.9	(0.3)	(0.3)
Interest rate agreements	(4.6)	(4.6)	(10.5)	(10.5)

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13:  Stock Options

Certain employees of the Company participate in the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of ON Semiconductor’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for ON Semiconductor’s common stock, ON Semiconductor’s Board of Directors determined the fair market value.

Company employees also participate in ON Semiconductor’s 2000 Stock Incentive Plan (“the 2000 Plan”) which provides key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, ON Semiconductor stockholders voted to amend the 2000 Plan to increase the number of shares of its common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million). The 2000 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

Generally, the options granted under both plans vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of ON Semiconductor, at its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

There was an aggregate of 10.4 million, 6.3 million and 4.7 million shares of common stock available for grant under the 1999 Plan and the 2000 Plan at December 31, 2003, 2002 and 2001, respectively.

Additional information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	22.9	$4.55	18.2	$5.87	13.8	$6.49
Grants	6.0	2.16	8.0	3.00	8.4	5.26
Exercises	(1.9)	1.79	(0.7)	1.50	(0.5)	1.50
Cancellations	(4.4)	4.63	(2.6)	9.99	(3.5)	7.42

Outstanding at end of year	22.6	$4.13	22.9	$4.55	18.2	$5.87

Exercisable at end of year	10.0	$5.13	7.9	$4.95	4.4	$4.74

Weighted average fair value of options granted during the period		$1.50		$1.83		$3.25

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize options outstanding and options exercisable at December 31, 2003 (shares in millions):

	Outstanding Options
	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
Range of Exercise Prices
$ 1.03-$ 1.50	8.9	7.52	$1.38
$ 1.65-$ 2.71	2.5	8.87	1.91
$ 3.06-$ 4.96	5.4	8.07	3.50
$ 5.19-$ 9.03	4.2	7.88	6.21
$10.88-$21.38	1.6	6.41	15.77

Totals	22.6		4.13

	Exercisable Options
	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
Range of Exercise Prices
$1.03-$1.50	4.3	5.87	$1.49
$1.65-$2.71	0.4	8.86	1.91
$3.06-$4.96	2.0	7.94	3.69
$5.19-$9.03	1.6	7.15	6.65
$10.88-$21.38	1.7	6.38	15.80

Totals	10.0		5.13

These options will expire if not exercised at specific dates through December 2013.

In 2002, the Company recorded charges totaling $4.1 million related to the modification of option terms for employees terminated under various restructuring programs as well as the separation of an executive officer. These charges are recorded in restructuring, asset impairments and other, net in the consolidated statement of operations with an offsetting credit to additional paid-in capital. In 2002, the Company also recorded $0.4 million of compensation expense related to stock options issued to consultants and other stock option modifications to certain employees.

In 2001, ON Semiconductor, on behalf of the Company, issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded at their estimated fair value of $1.3 million as a charge to general and administrative expense and with an offsetting credit to contributed capital. These warrants vested at the date of grant and expire in October 2005.

During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s employees participate in the 2000 Employee Stock Purchase Plan sponsored by ON Semiconductor. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to annual purchases of $25,000 under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2003, 2002 and 2001, employees purchased approximately 0.7 million, 1.0 million and 1.3 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of ON Semiconductor’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Note 14:  Commitments and Contingencies

Leases

The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases (in millions):

As of December 31, 2003
2004	$8.4
2005	5.3
2006	2.1
2007	0.4
2008	0.2

Total	$16.4

As of July 2, 2004
Remainder of 2004	$5.1
2005	5.8
2006	2.7
2007	0.7
2008	0.3
Thereafter	0.9

Total	$15.5

Other Obligations

The Company also enters into various capital purchase obligations, supply agreements and service agreements with various vendors. The obligations, which are not cancelable without penalty, for these types of agreements are as follows as of July 2, 2004:

Contractual obligations	Total	Remainder of 2004	2005	2006	2007	2008	Thereafter
Foundry and inventory purchase obligations	29.8	29.8	—	—	—	—	—
Mainframe support	12.8	3.7	7.4	1.7	—	—	—
Various information technology and communication services	37.1	10.4	8.8	6.1	5.5	4.5	1.8
Other	3.2	1.6	0.7	0.7	0.1	0.1	—

	$82.9	$45.5	$16.9	$8.5	$5.6	$4.6	$1.8

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, the Company has a letter of credit totaling $2.6 million to partially secure a service agreement with an information technology vendor. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under this agreement, a portion of which would be satisfied by the letters of credit. The agreement expires in 2006. The letter of credit is renewable annually until 2005 when it expires.

Other Contingencies

The Company’s manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of the August 4, 1999 recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify the Company with respect to remediation costs and other costs or liabilities related to this matter.

Commitments with Affiliate

Leshan-Phoenix Semiconductor Company Limited (“Leshan”), operates a back-end manufacturing facility in Leshan, China. ON Semiconductor owns a majority of the outstanding equity interests of Leshan. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder. These requests represent a purchase commitment by the respective shareholder of the Leshan joint venture; however, each shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. The Company provides forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period, and, as described above, the Company is responsible for underutilized capacity cost due to variations from our forecasted needs. The Company committed to purchase 82%, 85% and 81% of the total products produced by Leshan in 2003, 2002 and 2001, respectively, and is currently committed to purchase 86% of the product produced by Leshan in 2004. Because the Company purchased less than its committed amounts in 2003, 2002 and 2001, it incurred $0.5 million, $1.5 million and $6.4 million in underutilization charges, respectively.

Legal Matters

The Company and ON Semiconductor are currently involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraphs, will have a material adverse effect on the Company or ON Semiconductor’s financial condition, results of operations or cash flows.

During the period July 5, 2001 through July 27, 2001, ON Semiconductor was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against ON Semiconductor and certain of its former officers, current and former directors and the underwriters for its initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of ON Semiconductor’s initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of ON Semiconductor’s common stock

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the aftermarket as conditions of receiving shares in its initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in ON Semiconductor’s initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which have all been transferred, along with the cases against ON Semiconductor to a single federal district judge for purposes of coordinated case management. ON Semiconductor believes that the claims against it are without merit and has defended, and intends to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and ON Semiconductor cannot guarantee that the outcome of these claims will be favorable.

On July 15, 2002, together with the other issuer defendants, ON Semiconductor filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In addition, the parties have stipulated to the voluntary dismissal without prejudice of our individual former officers and current and formal directors who were named as defendants in our litigation, and they are no longer parties to the litigation. On February 19, 2003, the Court issued its ruling on the motions to dismiss filed by the underwriter and issuer defendants. In that ruling the Court granted in part and denied in part those motions. As to the claims brought against ON Semiconductor under the antifraud provisions of the securities laws, the Court dismissed all of these claims with prejudice, and refused to allow plaintiffs the opportunity to re-plead these claims. As to the claims brought under the registration provisions of the securities laws, which do not require that intent to defraud be pleaded, the Court denied the motion to dismiss these claims as to ON Semiconductor and as to substantially all of the other issuer defendants as well. The Court also denied the underwriter defendants’ motion to dismiss in all respects.

In June 2003, upon the determination of a special independent committee of our Board of Directors, ON Semiconductor elected to participate in a proposed settlement with the plaintiffs in this litigation. If ultimately approved by the Court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against ON Semiconductor and against any of the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation against those defendants is continuing. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by the participating issuer defendants. If recoveries totaling less than $1 billion are obtained by the class members from the underwriter defendants, the class members will be entitled to recover the difference between $1 billion and the aggregate amount of those recoveries from the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, ON Semiconductor and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of our initial public offerings.

The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’ liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. ON Semiconductor expects that its

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

insurance proceeds will be sufficient for these purposes and that ON Semiconductor will not otherwise be required to contribute to the proposed settlement.

The parties to the proposed settlement have drafted formal settlement documents and requested preliminary approval by the Court of the proposed settlement, including the form of the notice of the proposed settlement that will be sent to members of the proposed classes in each settling case. Certain underwriters who were named as defendants in the settling cases, and who are not parties to the proposed settlement, have filed an opposition to preliminary approval of the proposed settlement of those cases. If preliminary Court approval is obtained, notice of the proposed settlement will be sent to the class members, and a motion will then be made for final Court approval of the proposed settlement. Consummation of the proposed settlement remains conditioned on, among other things, receipt of both preliminary and final Court approval. If the proposed settlement described above is not consummated, however, ON Semiconductor intends to continue to defend the litigation vigorously. While ON Semiconductor can make no promises or guarantees as to the outcome of these proceedings, ON Semiconductor believes that the final result of these actions will have no material effect on its consolidated financial condition, results of operations or cash flows.

Note 15:  Related Party Transactions

The Company agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition described in Note 3, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. The payment of the annual management fee to TPG has been waived until certain conditions are met and no such management fees were incurred in 2001, 2002 or 2003. Management fees may be paid to TPG in cash or with the ON Semiconductor’s common stock or warrants.

In connection with the Recapitalization, Motorola assigned, licensed or sublicensed intellectual property to the Company relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. As of December 31, 2003, the Company has no minimum commitments to purchase manufacturing services from Motorola in 2004. Therefore, related party activity between the Company and Motorola prior to January 1, 2004 is presented as follows (in millions):

	Year ended December 31,			Six Months Ended July 4, 2003
	2003	2002	2001
Revenues from Motorola	77.9	87.7	98.9	36.7

Cash paid for:
Purchases of manufacturing services from Motorola	$8.9	$14.3	$87.4	$3.9

Cost of other services, rent and equipment purchased from Motorola	$0.8	$1.5	$17.7	$0.4

Cash received for:
Freight sharing agreement with Motorola	$—	$21.4	$21.9	$—

Rental of property and equipment to Motorola	$5.6	$9.1	$11.2	$4.4

Product sales to Motorola	$74.9	$99.5	$94.3	$34.1

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31,
	2003	2002
Accounts receivable from Motorola	$7.7	$4.7

Accounts payable to Motorola	$0.4	$0.1

Accrued expenses payable to Motorola	$0.7	$11.7

Long-term debt payable to Motorola	$139.9	$126.9

On April 8, 2002, the Company and Motorola, Inc. reached agreement regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid the Company $10.6 million during the second quarter of 2002. As a result, the Company recognized a related gain of $12.4 million, which is included in restructuring, asset impairments and other, net in the consolidated statement of operations for the year ended December 31, 2002.

As part of the recapitalization, Motorola agreed to provide the Company with worldwide freight services through August 4, 2002. This agreement resulted in better prices than the Company could obtain from third parties.

Note 16:  Supplemental Disclosure of Cash Flow Information

The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
Non-cash financing activities:
Equipment acquired through capital leases	6.6	$—	$3.0
Cash (received) paid for:
Interest	141.7	103.8	113.3
Income taxes	1.8	(0.6)	(1.3)

Note 17:  Segment Information

The Company is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor components and operates in one segment. The Company operates in various geographic locations. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographic location. The Company conducts a substantial portion of its operations outside of the United States and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues by geographic location and product line, including local sales and exports made by operations within each area, are summarized as follows (in millions):

	Year ended December 31,
	2003	2002	2001
United States	$319.5	$393.1	$430.6
The Other Americas	4.0	8.2	55.1
Asia/Pacific	484.8	416.5	376.8
Europe	189.3	201.7	264.0
Japan	63.3	65.0	88.1

	$1,060.9	$1,084.5	$1,214.6

	Year ended December 31,
	2003	2002	2001
Power Management and Standard Analog	$333.4	$362.7	$365.4
MOS Power Devices	152.6	138.7	146.7
High Frequency Clock and Data Management	80.5	72.0	118.5
Standard Components	494.4	511.1	584.0

	$1,060.9	$1,084.5	$1,214.6

Property, plant and equipment by geographic location is summarized as follows (in millions):

	December 31,
	2003	2002
United States	$94.3	$104.4
Europe	89.4	97.4
Malaysia	78.7	103.1
Japan	71.7	72.6
The Other Asia/Pacific	25.7	32.6
The Other Americas	20.1	44.0

	$379.9	$454.1